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                                                                    Exhibit 8.3

May 3, 1999



Duke Realty Investments, Inc.
8888 Keystone Crossing
Suite 1200
Indianapolis, Indiana 46240

Weeks Corporation
4497 Park Drive
Norcross, Georgia  30093

         Re:  OPINION AS TO TAX STATUS OF WEEKS CORPORATION AND RELATED MATTERS

Ladies and Gentlemen:

         We have acted as counsel for Weeks Corporation, a Georgia corporation ("Weeks") and Weeks Realty, L.P. ("Weeks OP") in connection with (i) the registration statement on Form S-4 (the "Registration Statement") relating to the proposed merger (the "REIT Merger") of Weeks with and into Duke Realty Investments, Inc. ("Duke") pursuant to the Agreement and Plan of Merger, dated as of February 28, 1999, by and among Duke and Weeks (the "REIT Merger Agreement") and (ii) the transactions contemplated by the REIT Merger Agreement, including the merger (the "OP Merger, and together with the REIT Merger, the "Mergers") of Weeks OP with and into Duke Realty Limited Partnership ("Duke OP") pursuant to the Agreement and Plan of Merger, dated as of February 28, 1999, by and among Duke OP and Weeks OP (the "OP Merger Agreement"). This opinion is delivered pursuant to Section 5.1(b) of the REIT Merger Agreement and relates to the qualification of Weeks as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and the treatment of Weeks OP as a partnership for federal income tax purposes.

         Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the REIT Merger Agreement.

                        FACTS AND ASSUMPTIONS RELIED UPON

    In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (1) the Registration Statement; (2) the REIT Merger Agreement; (3) the OP Merger Agreement; (4) the Second Amended and Restated Agreement of Limited Partnership of Weeks OP, as amended through the date hereof; (4) the respective Articles of Incorporation of Weeks, Weeks Realty Services, Inc., Weeks Construction Services, Inc., Weeks GP Holdings, Inc., and Weeks LP Holdings, Inc., and bylaws of such corporations, as amended, if applicable; (5) the respective limited partnership or limited liability company agreements, as amended, of the partnerships, joint ventures, and limited liability companies that are Subsidiaries of Weeks; and (6) Weeks' analyses relating to its compliance with the REIT gross income and asset tests.

    In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.


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    We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of Weeks and with Weeks' advisors, including certain representations set forth in a letter to us of even date herewith.

                                     OPINION

    Based upon and subject to the foregoing, we are of the following opinion.

    (1) Weeks was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its initial taxable year beginning August 23, 1994 and ending December 31, 1994 as well as its taxable years ending December 31, 1995, 1996, 1997, and 1998 (collectively, the "Taxable Years"), and its current organization and method of operation will allow it to continue to qualify as a REIT through the Effective Time of the REIT Merger.

    (2) Weeks OP has been properly classified for each Taxable Year, and immediately prior to the effective time of the OP Merger will be properly classified, as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership under
Section 7704 of the Code.

    The opinion expressed herein is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to Weeks or Duke. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. After reasonable inquiry, however, we are not aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of Weeks as a REIT or the treatment of Weeks OP as partnership, we have reviewed with the individuals making such representations or providing such information the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof.

    Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax matters.

    We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the headings "Material Federal Income Tax Consequences" and "Legal Matters." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. In addition, we consent to the reliance on this opinion letter by Rogers & Wells LLP solely for the purpose of its opinion, to be delivered pursuant Section 5.1(b) of the REIT Merger Agreement, to the effect that the organization and proposed method of operation of Duke and Duke OP after the Mergers will enable Duke to continue to meet the requirements for qualification and taxation as a REIT and will enable Duke OP to continue to satisfy the gross income requirements of Section 7704(c)(2) of the Code (so that if Duke OP were classified as a publicly traded partnership, Duke OP would not be treated for federal income tax purposes as a corporation under Section 7704(a) of the Code); provided, however, that such reliance is authorized by us only to the extent that such opinion of Rogers & Wells LLP is affected by the assets and operations


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acquired by Duke and Duke OP in the Mergers or by Weeks' qualification as a REIT through the Effective Time of the REIT Merger. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the REIT Merger Agreement and the OP
Merger Agreement).


                                       Very truly yours,


                                       /s/ King & Spalding